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MONRO MUFFLER BRAKE, INC. AND SUBSIDIARY                           Exhibit 11.01

COMPUTATION OF PER SHARE EARNINGS



Net income per share was computed by dividing net income by the weighted average number of common and common equivalent shares outstanding.



                                                                               YEAR ENDED MARCH 31,

                                                                1996                   1995                  1994
                                                                ----                   ----                  ----
                                                                              (DOLLARS IN THOUSANDS,
                                                                              EXCEPT PER SHARE DATA)
EARNINGS

Net income available to
 common shares                                                       $7,614                 $9,084                $7,351
                                                         ===================    ===================    ==================

SHARES

Weighted average number of
 common shares                                                        6,867                  6,744                 6,537

Assuming conversion of Class
 C Convertible Preferred
 Stock                                                                  549                    549                   549

Dilutive effect of
 outstanding options                                                    277                    406                   567
                                                         -------------------    -------------------    ------------------

Total common and common
 equivalent shares                                                    7,693                  7,699                 7,653
                                                         ===================    ===================    ==================


EARNINGS PER SHARE                                                   $  .99                 $ 1.18                $  .96
                                                         ===================    ===================    ==================